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                                                                   EXHIBIT 99.01

  JALATE LTD. SAYS IT HAS RECEIVED WAIVERS FOR CREDIT AGREEMENTS

Los Angeles, CA - April 7, 1998 - Jalate, Ltd. (AMEX: JLT) today announced that its lenders have waived compliance with certain covenants of their credit agreements to which the company was in technical default as of December 31, 1997.

     The company's bank lender has agreed to waive the company's compliance with such covenants in the company's term loan agreement through June 30, 1998. In addition, the company's factor agreement has been amended with technical covenants effective January 1, 1998 through December 31, 1998. The company said it is in compliance with those amended covenants.

     During the period April 1, 1998 through June 30, 1998, the factor has agreed to extend to Jalate a maximum revolving loan of $2,200,000 in excess of the outstanding advances made against accounts receivable. After June 30, 1998, the factor has agreed to extend to the company a maximum revolving loan of $1,500,000 in excess of the outstanding advances against accounts receivable.

     Jalate, Ltd. designs, develops and markets children's, misses and junior knit sportswear and dresses at moderate prices for the fashion-conscious young woman who desires to continually update her wardrobe. The Company develops basic styles that are fashionable and easy to produce, enabling the company to respond more quickly to fashion trends, reduce delivery time to the retailer and facilitate a consistently high-quality product. Jalate's products are found in major department stores, retail chain stores and specialty stores, including JC Penney, Sears, Wet Seal, Dillard's, The Federated Department Stores and The May Companies.